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                                             FOR AMEX SYMBOL SDP.PR


FOR IMMEDIATE RELEASE


                         SUNSOURCE ANNOUNCES NAME CHANGE


        Philadelphia, Pa. (March 18, 2002) -- SunSource Inc.-- Maurice P. Andrien, Chairman of the Board of SunSource Inc., announced today that the Company changed its name to The Hillman Companies, Inc. Mr. Andrien said that the new name reflects SunSource's predominant business today as one of the largest providers of merchandising services and hardware-related products to retail markets in North America.

        The majority of SunSource common stock was acquired by Allied Capital Corporation on September 26, 2001 and the assets of its SunSource Technology Services ("STS") business were sold on September 28, 2001 including the rights to the name SunSource.

        In connection with the SunSource name change, SunSource Capital Trust has also changed its name effective immediately to the "Hillman Group Capital Trust". As a result of this name change, SunSource Capital Trust has changed its trading symbol on its Trust Preferred Securities from "SDP.Pr" to "HLM.Pr". The Trust Preferred Securities publicly trade on the American Stock Exchange only and pay monthly distributions of $0.241667 or $2.90 per year on each outstanding security. There are approximately 4.2 million Trust Preferred Securities currently outstanding.

        Max W. Hillman, Chief Executive Officer of the Company's Hillman Group subsidiary, said that the corporate name change is recognition of Hillman's growth over the last twenty years and strong partnership with America's retailers in the hardware and home center sector.

        Mr. Andrien further stated that the Company's corporate office has been relocated to Cincinnati from Philadelphia effective immediately. The mailing address of The Hillman Companies, Inc., is 10590 Hamilton Avenue, Cincinnati, Ohio 45231, and the new corporate telephone number is (513) 851-4900. The Philadelphia office will close by May 31, 2002.


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        Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers, and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

        In addition, the Company's Kar Products affiliate distributes maintenance and repair parts and offers customized inventory management services to commercial and industrial customers of all sizes in the U.S. and Canada.

        Hillman continues to hold an equity investment in STS as a result of the sale of the SunSource Technology Services business. STS is a leading provider of systems and parts and engineering services for hydraulic, pneumatic, electronic and related systems to major industrial companies throughout the U.S. and Canada.


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        For more information on the Company, please visit our website at
WWW.PRNewswire.com. or contact Investor Relations at (215) 282-1290 ext. 4.